Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts:	Stephen P. Golden
Director, Investor Relations
Iron Mountain Incorporated
+1 617 535-4799

Media Contact:	Laura Sudnik	Jim Trainor
	Public Relations Manager	Vice President, Corporate Communications
	Iron Mountain Incorporated	SIRVA, Inc.
	+1 617 535-2907	+1 630 468-4828

Iron Mountain Expands into Australia and New Zealand

Company Enters Asia/Pacific Market with Definitive Agreement to Acquire Pickfords Records Management

Boston, Massachusetts USA – October 17, 2005 – Iron Mountain Incorporated (NYSE: IRM), the world’s trusted partner for records management and data protection services, today announced that it has begun its expansion into the Pacific Rim with the signing of a definitive agreement to acquire the Australian and New Zealand operations of Pickfords Records Management (“PRM”) for total cash consideration of approximately A$115 million (US$87 million).  The transaction is subject to customary closing conditions and regulatory approvals and is expected to be completed by year end.  PRM is a subsidiary of SIRVA, Inc. (NYSE: SIR).

PRM, a leading records management company based in Melbourne, Australia, serves a customer base of more than 3,000 customers in a variety of sectors including finance, healthcare, and federal and state government.  With 30 facilities located in all of Australia’s capital cities (Adelaide, Brisbane, Canberra, Darwin, Hobart, Melbourne, Perth and Sydney) and all the major business centers in New Zealand (Auckland, Wellington, Hamilton and Christchurch), PRM has a truly national footprint in both countries.  The company’s portfolio of services includes records storage and management, secure shredding, imaging and business process outsourcing.

“Asia and the Pacific Rim are the most strategic areas of expansion remaining for Iron Mountain as we look to extend our geographic footprint to be everywhere our customers need us to be.   The acquisition of PRM provides us with an excellent entree into this region.  Our enterprise customers who seek a consistent partner on a global basis need us in Australia and New Zealand, and the local markets are robust enough to support significant growth for years to come,” said Richard Reese, Iron Mountain’s Chairman and CEO.  “Beyond the strategic importance of this transaction, PRM is a great operation with first class employees and a superb customer base.  We look forward to joining with the PRM team to bring our full portfolio of information storage and protection services to these new markets.”

Iron Mountain will acquire the stock of SIRVA (Australia) Pty Ltd, SIRVA New Zealand Limited and other related entities. With this acquisition, Iron Mountain will have operations in more than 160 markets, in more than 25 countries on four continents.  Iron Mountain was advised by J.P. Morgan Australia Limited and SIRVA, Inc. was advised by Goldman Sachs in this transaction.  Additional information regarding this transaction will be provided during Iron Mountain’s third quarter conference call on October 27, 2005 and at its 8th Annual Investor Day on December 7, 2005.

About Iron Mountain

Iron Mountain Incorporated is the world’s trusted partner for outsourced records management and data protection services.  Founded in 1951, the Company has grown to service more than 235,000 customer accounts throughout the United States, Canada, Europe, Latin America and the Pacific Rim. Iron Mountain offers records management services for both physical and digital media, disaster recovery support services, and consulting - services that help businesses save money and manage risks associated with legal and regulatory compliance, protection of vital information, and business continuity challenges. For more information, visit www.ironmountain.com.

About SIRVA, Inc.

SIRVA, Inc. is a leader in providing relocation solutions to a well-established and diverse customer base around the world.  The company is the leading global provider that can handle all aspects of relocations end-to-end within its own network, including home purchase and home sale services, household goods moving, mortgage services and insurance.  SIRVA conducts more than 365,000 relocations per year, transferring corporate and government employees and moving individual consumers.  The company operates in more than 40 countries with approximately 6,000 employees and an extensive network of agents and other service providers.  SIRVA’s well-recognized brands include Allied, northAmerican, Global, and SIRVA Relocation in North America; Pickfords, Huet International, Kungsholms, ADAM, Majortrans, Allied Arthur Pierre, Rettenmayer, and Allied Varekamp in Europe; and Allied Pickfords in the Asia Pacific region.  More information about SIRVA can be found on the company’s Web site at www.sirva.com.